Exhibit 10.27

AMENDED AND RESTATED
PREFERENTIAL HIRING AGREEMENT

This Amended and Restated Preferential Hiring Agreement (the “Agreement”) is made and entered into as of this        day of                   , 2003 by and between Northwest Airlines, Inc., a Minnesota corporation with a principal place of business at 5101 Northwest Drive, St. Paul, Minnesota  55111 (hereinafter referred to as “Northwest”) and Pinnacle Airlines, Inc., a Georgia corporation with a principal place of business at 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee  38132 (hereinafter referred to as “Pinnacle”).

WHEREAS, Pinnacle and Northwest entered into an Airline Services Agreement,

dated as of January 14, 2003, as amended by that certain Amendment No. 1 dated as of September 11, 2003 and by that certain Amendment No. 2 dated as of the date hereof (such Airline Services Agreement, as amended or modified from time to time, the “ASA”);

WHEREAS, Pinnacle and Northwest entered into that certain Preferential Hiring Agreement dated as of January 14, 2003 (the “Original Preferential Hiring Agreement”), which provided for the terms and conditions under which laid off Northwest pilots would be offered jobs as pilots by Pinnacle to staff the fleet of regional jet Aircraft operated by Pinnacle; and

WHEREAS, Pinnacle and Northwest desire to amend and restate the Original Preferential Hiring Agreement in its entirety.

NOW, THEREFORE, Northwest and Pinnacle hereby agree as follows:

1.                                       Definitions

“Aircraft” shall have the meaning ascribed to such term in Section 1.01 of the ASA.

“Pinnacle Change of Control” shall have the meaning ascribed to such term in Section 1.01 of the ASA.

2.                                       Pinnacle Preferential Hiring.

A.                                   No laid off Northwest pilot who is hired as a pilot by Pinnacle pursuant to this Agreement will be required to resign from his employment at Northwest in order to be eligible for employment as a pilot with Pinnacle.

B.                                     Pinnacle shall hire as pilots, those laid off Northwest pilots who apply, subject to the following conditions:

i.                                          The applicant must submit a properly completed application to Pinnacle in compliance with Pinnacle’s standard pilot hiring application process;

ii.                                       The applicant must (a) submit to the standard interview process required of pilot applicants at Pinnacle; (b) pass the standard Pinnacle background check and medical evaluation for pilots; (c) possess the FAA medical certificate and pilot licenses required for pilot employment at Pinnacle; and (d) pass any standard objective tests required of pilot applicants at Pinnacle.

iii.                                    With respect to laid off Northwest pilots whose applications are on file at any one time at Pinnacle, and who meet the hiring requirements described in Subsection 2.B.ii. above, Pinnacle shall make offers of employment as pilots in seniority order as listed on the NWA/ALPA Integrated Pilots Seniority List. Northwest shall supply to Pinnacle a list, in seniority order, of the laid off Northwest pilots.

iv.                                   To the extent that there are sufficient laid off Northwest pilots who have met the requirements of Subsections 2.B.i. through 2.B.iii. above, beginning in January 2003, no less than 75% of new hire positions in a new hire class at Pinnacle shall be filled by such Northwest pilots, provided that Pinnacle shall not be required to hire more than 15 laid off Northwest pilots per new hire class. For the avoidance of doubt, no minimum hiring requirement is applicable with respect to Pinnacle’s hiring of laid-off Northwest pilots prior to January 2003.

3.                                       Minimum Term of Service. Laid off Northwest pilots who are hired as pilots by Pinnacle pursuant to this Agreement may be required by Pinnacle to commit in writing to a Minimum Term of Service at Pinnacle of 18 months. Such 18-month Minimum Term of Service shall begin on the date of hire by Pinnacle and shall end after the completion of the 18th flying month of employment with Pinnacle (e.g. pilot date of hire is 1/5/03, 18 month minimum term of service ends at the end of the June 2004 flying month). Laid off Northwest pilots who are hired as pilots by Pinnacle pursuant to this Agreement shall not be subject to recall by Northwest until after each such pilot has completed such Minimum Term of Service.

4.                                       Maximum Monthly Recall From Pinnacle. Pinnacle may limit the maximum number of laid off Northwest pilots recalled to service with Northwest to 5 per month. Pinnacle shall release such pilots who are eligible for recall by Northwest (i.e. pilots who have completed their Minimum Term of Service as provided in Section 3 above) in seniority order as listed on the NWA/ALPA Integrated Pilots Seniority List.

5.                                       If a laid off Northwest pilot who has been hired as a pilot by Pinnacle pursuant to this Agreement is on layoff status with Pinnacle at a time when he would otherwise be recalled by Northwest, his Minimum Term of Service obligation to Pinnacle shall be deemed satisfied, and he shall not be subject to the Maximum Monthly Recall provisions of Section 4 above.

6.                                       Laid off Northwest pilots who are hired as pilots by Pinnacle pursuant to this Agreement, shall, for all purposes during their terms of service as Pinnacle pilots, be governed exclusively by the pay, benefits, work rules, policies and procedures governing pilots in the service of Pinnacle, and shall not be covered by the collective bargaining agreement between Northwest and the Air Line Pilots Association covering pilots in the service of Northwest.

7.                                       Term and Termination.

A.           Term.  The Original Preferential Hiring Agreement became effective as of January 1, 2003 (the “Effective Date”) and is superceded by this Agreement as of the date of this Agreement. This Agreement continue in effect until December 31, 2017 and thereafter so long as the ASA remains in effect, subject to earlier termination in accordance with this Section 7.

B.             Termination by Either Party upon an Event of Default.  In the event of a breach of a nonmonetary provision of this Agreement by either party remaining uncured for more than thirty (30) days after receipt of written notification of such default by the nondefaulting party, or in the case of a breach requiring more than thirty (30) days notice to cure, the defaulting party does not begin and pursue with due diligence a method of cure within thirty (30) days after receipt of written notification specifying in reasonable detail the nature of such default from the nondefaulting party, then the nondefaulting party may terminate this Agreement at its sole option.

C.                                     Termination by Northwest.  Notwithstanding the provisions of Section 7.A. or Section 7.B., Northwest shall have the right to terminate this Agreement immediately and at its sole option if:

(a) a Pinnacle Change of Control shall occur; or

(b) the ASA is terminated.

8.                                       Miscellaneous

A.                                   Limitation on Performance.  The obligation of either Northwest or Pinnacle Airlines to perform under the terms of this Agreement shall be limited or modified by, and neither carrier shall be deemed to be in default hereunder as a result of any of the following causes:

(a) Acts of God or the public enemy, civil war, insurrections or riots; fires, floods, explosions, embargoes, earthquakes or serious accidents, epidemics, or quarantine restrictions; any act of government, governmental priorities, allocations, orders or Governmental Regulations affecting materials or facilities, inability after due and timely diligence to procure materials, accessories, equipment or parts; or due to any other cause to the extent it is beyond that carrier’s practical control or not occasioned by that carrier’s fault or negligence.

(b) Cessation, slow-down or interruption of work, or any other labor disturbance involving Northwest.

B.                                     Mutual Cooperation.  Northwest and Pinnacle Airlines shall use their reasonable best efforts to cooperate with each other in performing their respective obligations under this Agreement.

C.                                     Representations and Warranties.  Except as expressly set forth herein, neither Northwest nor Pinnacle Airlines shall make any representations or warranties, expressed or implied, under or in connection with this Agreement.

D.                                    Assignment.  This Agreement may not be assigned by any party without the prior written consent of the other parties.

E.                                      Governing Law.  This Agreement shall be governed in accordance with the laws of the State of Minnesota, notwithstanding the choice of law provisions thereof.

F.                                      Notices.  All notices given hereunder shall be given in writing and shall be delivered in person or deposited in the United States mail, certified or registered mail, return receipt requested, with adequate postage prepaid, or given by express courier, telex, facsimile, or other expedient written means, addressed as follows:

If to Northwest:	Northwest Airlines, Inc.
Department A6100
2700 Lone Oak Parkway
Eagan, Minnesota 55121
Attn: Vice President - Market Planning
Facsimile No: (612) 727-7113

With copies to:	Northwest Airlines, Inc.
Department A1180
2700 Lone Oak Parkway
Eagan, Minnesota 55121
Attn: General Counsel
Facsimile No: (612) 726-7123

Northwest Airlines, Inc.
Department A6030
2700 Lone Oak Parkway
Eagan, MN 55121
Attn: Director of Airlink Planning
Facsimile No: (612) 727-7110

Northwest Airlines, Inc.
Department A1170
2700 Lone Oak Parkway
Eagan, MN 55121
Attn: Senior Vice President - Labor Relations
Facsimile No: (612) 726-3947

If to Pinnacle Airlines:	Pinnacle Airlines, Inc.
1689 Nonconnah Parkway
Suite 111
Memphis, Tennessee 38132
Attn: Vice President and Chief Financial Officer
Facsimile No: (901) 348-4103

or to such other address as the respective parties hereto shall designate by notice in writing to the other party.  Notices shall be deemed received and given on the date of delivery or the date of refusal of delivery as shown by the return receipt.

G                                        Parties.  Except as provided to the contrary herein, this Agreement, and the rights and obligations created hereunder, shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and permitted assigns.

H.                                    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

I.                                         Severability.  If any term of this Agreement shall be judicially determined to be illegal, invalid or unenforceable at law or in equity, it shall be deemed to be void and of no force and effect to the extent necessary to bring such term within the provisions of any such applicable law or laws, and such terms as so modified and the balance of the terms of this Agreement shall remain enforceable.

J.                                        Captions, Section Headings and Table of Contents.  Captions, section headings and the Table of Contents used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

K.                                    Availability of Equitable Remedies; Procedures.

(a) In the event of a breach by either party of any provision of this Agreement, the nonbreaching party may give notice thereof to the breaching party, which notice shall specify in reasonable detail the nature of the breach and shall demand that the breaching party either cure the breach or refrain from conduct constituting the breach (herein the “conduct”), as may be applicable.  If (i) the breaching party has not cured the breach or refrained from the conduct, as may be applicable, within ten (10) days following receipt of the notice from the nonbreaching party, or (ii) the breaching party does not begin within ten (10) days following receipt of the notice to pursue with reasonable diligence a method of cure or begin to take steps toward ceasing the conduct where the breach or conduct is such that it requires more than ten (10) days to cure or to cease, as may be applicable, then the nonbreaching party may seek to compel performance by the breaching party in accordance with the provisions of Subsection (b) below.  If, upon receiving a notice contemplated by this Subsection (a), a breaching party believes that a breach has not occurred or that the conduct specified in the notice does not constitute a breach of the provisions of this Agreement, but the breaching party nonetheless cures the alleged breach or refrains from the conduct within ten (10) days following receipt of such notice, such party may thereafter proceed in accordance with the provisions of Subsection (b) below to seek a determination of whether a breach occurred or whether the specified conduct constituted a breach of the provisions of this Agreement.

(b) Because a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, following notification in accordance with the provisions of Subsection (a) above, to an injunction restraining such breach or threatened breach and to specific performance of any provision of this Agreement and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance.  Further, in the event any party refrains from the conduct of any activity alleged in a notice received pursuant to Subsection (a) above to constitute a breach of the provisions of this Agreement, such party may thereafter proceed promptly to bring an action in the District Court, County of Hennepin, State of Minnesota, for an expedited judicial determination as to whether the conduct specified constitutes a breach of the provisions of this Agreement and, upon a determination that the conduct does not constitute a breach, such party may promptly thereafter recommence such conduct.

L.                                      Integration and Entire Agreement.  This Agreement (including the Exhibits) and the ancillary documents entered into in connection therewith are intended by the parties as a complete statement of the entire agreement and understanding of the parties with respect to the subject matter hereof and all matters between the parties related to the subject matter herein and therein set forth.  This Agreement may only be amended or modified by a written agreement between Pinnacle Airlines, on the one hand, and Northwest, on the other, which specifically references this Agreement and expressly provides for such amendment.

M.                                 Relationship of Parties.  Nothing in this Agreement shall be interpreted or construed as establishing between the parties a partnership, joint venture or other similar arrangement.

IN WITNESS WHEREOF, Northwest and Pinnacle have caused this Agreement to be duly signed as of the day and year first written above.

PINNACLE AIRLINES, INC.	NORTHWEST AIRLINES, INC.

By:	By:
(Signature)	(Signature)
Name:	Name:

Its:	Its: